Exhibit 99.1
Contact:
Tom Colvin, Investor Relations, 913-661-1530
Jim Saladin, Media Relations, 913-661-1833

FERRELLGAS PARTNERS, L.P. AND FERRELLGAS PARTNERS FINANCE CORP. ANNOUNCE PARTIAL REDEMPTION OF
8.625% SENIOR NOTES DUE 2020

OVERLAND PARK, KANSAS (March 18, 2011) – Ferrellgas Partners, L.P. (NYSE: FGP) (the “Company”) announced today that it and its wholly owned subsidiary Ferrellgas Partners Finance Corp. (together, the “Issuers”) will redeem for cash $98,000,000 aggregate principal amount of their outstanding 8.625% Senior Notes due 2020 (CUSIP No. 315295AE5) (the “Notes”). The redemption date will be March 28, 2011.

The Issuers will pay a redemption price of $1,086.25 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to March 28, 2011.

The Issuers will redeem the Notes with a portion of the net proceeds received by the Company from its previously announced underwritten public offering of 4,400,000 common units representing limited partner interests in the Company, which closed today. The “equity clawback” provisions of the indenture governing the Notes allow the Issuers to redeem up to 35% of the Notes originally issued under the indenture at a redemption price equal to 108.625% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date, from the proceeds of one or more equity offerings. The principal amount being reduced represents the maximum principal amount of Notes that the Issuers are permitted to redeem under such provisions of the indenture.

A notice of partial redemption is being sent to all currently registered holders of the Notes by the trustee, U.S. Bank National Association. Copies of the notice of partial redemption and additional information relating to the procedure for redemption may be obtained from U.S. Bank National Association by calling 1-(800)-934-6802 (toll-free). The Notes will be redeemed on a pro rata basis among all of the outstanding Notes, subject to adjustment by U.S. Bank National Association pursuant to the terms of the indenture governing the Notes.

Payment of the redemption price will be made on or after March 28, 2011 upon presentation and surrender of the Notes by mail or hand delivery to U.S. Bank National Association, 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust Services. Unless the Issuers default in making the redemption payment, interest on the Notes will cease to accrue on and after the redemption date and the only remaining right of the holders thereof is to receive the redemption payment upon surrender to U.S. Bank National Association of the Notes.

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